EXHIBIT 99.1
Auditors’ report
AUDITORS’ REPORT TO THE BOARD OF DIRECTORS
We have audited the accompanying balance sheets of Intuit Distribution Management Solutions (the Company) as of July 31, 2006 and 2005, and the related statements of operations, invested equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Intuit Distribution Management Solutions as of July 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
As discussed in Note 1 of the Notes to the financial statements, under the heading “Stock-Based Incentive Programs,” in fiscal 2006, Intuit Distribution Management Solutions changed its method of accounting for stock-based compensation.
/s/  ERNST & YOUNG LLP
San Jose, California
June 15, 2007

Intuit Distribution Management Solutions
Balance Sheets
(In Thousands)

	July 31
	2006	2005
Assets
Current assets:

Accounts receivable	$8,216	$6,872
Inventories	287	39
Deferred costs	3,287	1,365
Prepaid expenses and other current assets	473	507

Total current assets	12,263	8,783

Property and equipment, net	973	1,354
Goodwill	41,776	41,776
Purchased intangible assets, net	14,926	19,901
Deferred costs	—	907
Other assets	97	132

Total assets	$70,035	$72,853

Liabilities and invested equity

Current liabilities:
Accounts payable	$2,441	$2,185
Accrued compensation and related liabilities	3,914	4,528
Deferred revenue	11,960	8,386
Other current liabilities	584	853

Total current liabilities	18,899	15,952
Deferred revenue	—	1,870
Long-term obligations	137	386

Invested Equity:
Initial contributed capital	88,285	88,285

Accumulated deficit, less net contributions from related party – Intuit Inc.	(37,286)	(33,640)

Total invested capital	50,999	54,645

Total liabilities and invested equity	$70,035	$72,853

See accompanying notes.

Intuit Distribution Management Solutions
Statement of Operations
(In Thousands)

	Years Ended July 31
	2006	2005
Net revenue:
Product	$16,381	$17,237
Service	33,400	25,572

Total net revenue	49,781	42,809

Cost and expenses:
Cost of revenue:
Cost of product revenue	7,846	8,022
Cost of service and other revenue	18,769	14,262
Amortization of purchased technology	1,116	1,116
Selling and marketing	11,015	11,172
Research and development	15,229	14,042
General and administrative	10,420	10,712

Total cost and expenses	64,395	59,326

Loss from operations	(14,614)	(16,517)
Other income	2	28

Net loss	$(14,612)	$(16,489)

See accompanying notes.

 Intuit Distribution Management Solutions
Statements of Invested Equity
(In Thousands)

		Accumulated
		Deficit, Less
		Net
		Contributions
	Initial	From	Total
	Contributed	Related Party -	Invested
	Capital	Intuit Inc.	Equity
Balance at July 31, 2004	$88,285	$(25,215)	$63,070
Net and comprehensive loss	—	(16,489)	(16,489)
Net contributions from related party – Intuit Inc	—	8,064	8,064

Balance at July 31, 2005	88,285	(33,640)	54,645
Net and comprehensive loss	—	(14,612)	(14,612)
Net contributions from related party – Intuit Inc	—	10,966	10,966

Balance at July 31, 2006	$88,285	$(37,286)	$50,999

See accompanying notes.

Intuit Distribution Management Solutions
Statements of Cash Flows
(In Thousands)

	Years Ended July 31,
	2006	2005
Cash flows from operating activities Net loss	$(14,612)	$(16,489)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	541	448
Loss on disposal of property and equipment	—	12
Amortization of purchased technology	1,116	1,116
Amortization of other purchased intangible assets	3,859	3,859
Share-based compensation	1,021	—

Subtotal	(8,075)	(11,054)
Changes in assets and liabilities:
Accounts receivable	(1,344)	88
Inventories	(248)	269
Deferred costs	(1,015)	(1,117)
Prepaid expenses and other current assets	34	(321)
Accounts payable	256	823
Accrued compensation and related liabilities	(614)	752
Deferred revenue	1,704	3,440
Other liabilities	(518)	(2)

Net cash used in operating activities	(9,820)	(7,122)

Cash flows from investing activities
Purchase of property and equipment	(160)	(1,049)
Change in other assets	35	107

Net cash used in investing activities	(125)	(942)

Cash flows from financing activities
Net contributions from related party – Intuit Inc.	9,945	8,064

Net cash provided by financing activities	9,945	8,064

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

See accompanying notes.

Notes to Financial Statements
Year Ended July 31, 2006
1. Summary of Significant Accounting Policies
Description of the Business
In July 2002, Intuit Inc. (Intuit) completed the acquisition of substantially all of the assets of Eclipse Inc. (Eclipse). Upon acquisition, Eclipse was branded as Intuit Distribution Management Solutions (IDMS or the Company) and has operated as the IDMS business unit.
IDMS provides business management software solutions for wholesale durable goods distributors. The core product offering enables wholesale distributors to increase productivity, revenue, and profitability by managing critical business components, including order processing, accounting, purchasing, inventory control, and customer service.
Basis of Presentation
IDMS is a wholly owned business of Intuit. The financial statements of IDMS have been carved out of Intuit’s consolidated financial statements and reflect the historical results of operations and cash flows of IDMS. The financial statements include allocations of certain Intuit corporate expenses, including centralized legal, accounting, human resources, information technology, marketing, and other corporate services and corporate infrastructure costs. These allocations were principally prepared using either the ratio of IDMS’ revenue to the total revenue of Intuit or the ratio of the number of IDMS’ employees to the total number of Intuit employees, as considered appropriate. In the opinion of management of IDMS, the allocation method is reasonable.
The following table summarizes the corporate expense allocations by major category:

	Years Ended July 31
	2006	2005
	(In Thousands)
Sales and marketing	$743	$780
Research and development	1,691	1,406
General and administrative	8,361	8,093

Allocations from Intuit	$10,795	$10,279

The allocations are not an estimate of the costs that IDMS may have incurred for the same services if IDMS had been operated on a stand-alone basis or as an unaffiliated entity. IDMS’ results of operations, cash flows, and financial positions may have been materially different had it been operated on a stand-alone basis or as an unaffiliated entity. It is not practicable to determine the amounts of these services or the related expenses that would have been incurred had IDMS operated on a stand-alone basis or as an unaffiliated entity.
All cash-related activities from the operation of the business are processed through Intuit functions, and any cash funding needs of the business are advanced from Intuit on an ongoing basis. Intuit is committed to provide financial and operational support to IDMS to enable the Company to meet its financial obligations through at least July 31, 2008. To date, IDMS has not repaid any net amounts advanced from Intuit, and Intuit will not require any repayments in the future. Accordingly, net amounts advanced from Intuit have been included in “Accumulated deficit, less net contributions from related party – Intuit Inc.,” which is included in invested equity.
The Intuit Board of Directors authorized a two-for-one Intuit stock split, which was effected in the form of a 100% stock dividend on July 6, 2006, to stockholders of record on June 21, 2006. All share figures in the notes to the financial statements retroactively reflect this stock split. As discussed later in this Note 1, IDMS adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), Share-Based Payment, on August 1, 2005, using the modified prospective transition method. Accordingly, IDMS’ operating loss for the year ended July 31, 2006, includes approximately $1.02 million in share-based employee compensation expense for stock options and purchases under the Intuit Employee Stock Purchase Plan (ESPP). Results for prior periods have not been restated.

Use of Estimates
IDMS makes estimates and assumptions that affect the amounts reported in the financial statements and the disclosures made in the accompanying notes. For example, IDMS uses estimates in determining the total level of effort in percentage-of-completion accounting, the collectibility of accounts receivable, the appropriate levels of various accruals, and the allocation of certain Intuit expenses related to the IDMS business. IDMS also uses estimates in determining the estimated life of the continuing customer relationships and the remaining economic lives and carrying values of purchased intangible assets (including goodwill) and property and equipment. In addition, IDMS uses assumptions when employing the Black-Scholes valuation model to estimate the fair value of stock options granted. Despite IDMS’ intention to establish accurate estimates and use reasonable assumptions, actual results may differ from its estimates.
Revenue Recognition
IDMS derives revenue from the sale of software products, product support, professional services, hardware, and multiple element arrangements that may include any combination of these items.
Product and Service Revenue
IDMS recognizes revenue for software products in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, Software Revenue Recognition, as modified by SOP 98-9. For other hardware and service offerings, IDMS follows SEC Staff Accounting Bulletin No. 104, Revenue Recognition, and Emerging Issues Task Force (EITF) Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. IDMS recognizes revenue when persuasive evidence of an arrangement exists, when IDMS has delivered the product or performed the service, and when the fee is fixed or determinable and collectibility is probable.
IDMS considers the professional services for the initial implementation of certain software products, to be essential to their functionality. Under these arrangements, software license fees, professional service revenues and any revenues related to companion hardware or software products are recognized using the percentage-of-completion method, in accordance with SOP No. 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. IDMS recognizes revenue over the implementation period, which generally ranges from 3 to 12 months. Under the percentage-of-completion method, revenue and profit are recognized throughout the term of the implementation based upon estimates of total labor hours to be incurred and revenues to be generated over the term of the implementation. Changes in estimates of total labor hours and the related effect on the timing of revenues and profits are recognized in the period in which they are determinable. Provisions for anticipated losses or revisions in estimated profits on contracts-in-process are recorded in the period in which such anticipated losses or revisions become evident.
Support and Maintenance Revenue
Revenue from software support and maintenance contracts includes technical support and unspecified, when and if available, updates to the customers.
Revenue derived from maintenance services is recognized ratably over the applicable maintenance term and is included in service revenue in the accompanying statements of operations.

Multiple Element Arrangements
IDMS enters into certain revenue arrangements for which IDMS is obligated to deliver multiple products and/or services (multiple elements). For these arrangements, which generally include software products, IDMS allocates and defers revenue for the undelivered elements based on their vendor-specific objective evidence of fair value (VSOE). VSOE is generally the price charged when that element is sold separately.
In situations where VSOE exists for all elements (delivered and undelivered), IDMS allocates the total revenue to be earned under the arrangement among the various elements, based on their relative fair value. For transactions where VSOE exists only for the undelivered elements, IDMS defers the full fair value of the undelivered elements and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue. If VSOE does not exist for an undelivered service element, IDMS recognizes the revenue from the arrangement as the services are delivered. If VSOE does not exist for undelivered elements that are specified products or features, IDMS defers revenue until the earlier of the delivery of all elements or the point at which IDMS determines VSOE for these undelivered elements.
Deferred Revenue and Deferred Costs
Deferred revenue represents payments received by, or amounts due from, customers for which services and other contractual deliverables have not been completed or acceptance has not occurred. Deferred costs represent costs for products that have been shipped by the Company for which revenue has not yet been recognized and for professional services that have been rendered by the Company for which revenue has not yet been recognized.
Inventories
Inventory is stated at cost, adjusted to approximate the lower of actual cost or market, after appropriate consideration has been given to obsolescence and inventory amounts in excess of anticipated future demand. Inventory consisted primarily of third-party equipment and software licenses purchased for specific customers.
Shipping and Handling
IDMS records the amounts it charges its customers for the shipping and handling of its software products as product revenue, and IDMS records the related costs as cost of product revenue on its statements of operations. Product revenue from shipping and handling is not significant.
Software Development Costs
Statement of Financial Accounting Standards (SFAS) 86, Accounting for Costs of Computer Software to be Sold, Leased, or otherwise Marketed, requires companies to expense software development costs as they incur them until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. To date, IDMS’ software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, IDMS has not capitalized any development costs. SFAS 2, Accounting for Research and Development Costs, establishes accounting and reporting standards for research and development. In accordance with SFAS 2, costs IDMS incurs to enhance its existing products or after the general release of the service using the product are expensed in the period they are incurred and are included in research and development costs on the statements of operations.
Advertising
IDMS expenses advertising costs as incurred. IDMS recorded advertising expense of approximately $0.4 million and $0.7 million in fiscal 2006 and 2005, respectively.

Leases
IDMS reviews all leases for capital or operating classification at their inception under the guidance of SFAS 13, Accounting for Leases, as amended. IDMS conducts its operations primarily under operating leases. For leases that contain rent escalations, IDMS records the total rent payable during the lease term, as defined above, on a straight-line basis over the initial term of the lease. IDMS records the difference between the rents paid and the straight-line rent in a deferred rent account in other current liabilities or long-term obligations, as appropriate, on the balance sheets.
Accounts Receivable
Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts, and are not interest-bearing. IDMS makes judgments as to its ability to collect outstanding receivables, and IDMS records allowances when collection becomes doubtful due to liquidity and non-liquidity concerns. The allowance includes both (1) an estimate for uncollectible receivables due to customers’ liquidity concerns and (2) an estimate for uncollectible receivables due to non-liquidity types of concerns. The allowance charges associated with non-liquidity concerns are recorded as reductions to revenue, and the allowance charges associated with liquidity concerns are recorded as general and administrative expenses. IDMS reviews its accounts receivable by aging category to identify specific customers with known disputes or collectibility issues.
Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation. IDMS calculates depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to five years. IDMS amortizes leasehold improvements using the straight-line method over the lesser of their estimated useful lives or remaining lease terms.
Goodwill, Purchased Intangible Assets, and Other Long-Lived Assets
The goodwill, purchased intangibles, and other long-lived assets acquired by Intuit in the purchase of the assets of Eclipse are included in the financial statements of IDMS, as recorded on the new basis of accounting established at the time of the acquisition. (See Notes 3 and 4) IDMS regularly performs reviews to determine if the carrying values of its long-lived assets are impaired. In accordance with SFAS 142, Goodwill and Other Intangible Assets, IDMS reviews goodwill and other intangible assets that have indefinite useful lives for impairment at least annually in the fourth fiscal quarter, or more frequently if an event occurs indicating the potential for impairment. In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, IDMS reviews intangible assets that have finite useful lives and other long-lived assets when an event occurs indicating the potential for impairment. In its reviews, IDMS looks for facts or circumstances, either internal or external, indicating that IDMS may not recover the carrying value of the asset. IDMS measures impairment losses related to long-lived assets based on the amount by which the carrying amounts of these assets exceed their fair values. IDMS’ measurement of fair value under SFAS 142 is generally based on a blend of an analysis of the present value of estimated future discounted cash flows and a comparison of revenue and operating income multiples for companies of similar industry and/or size. IDMS’ measurement of fair value under SFAS 144 is generally based on the present value of estimated future discounted cash flows. IDMS’ analysis is based on available information and on assumptions and projections that IDMS considers to be reasonable and supportable. The discounted cash flow analysis considers the likelihood of possible outcomes and is based on IDMS’ best estimate of projected future cash flows. If necessary, IDMS performs subsequent calculations to measure the amount of the impairment loss based on the excess of the carrying value over the fair value of the impaired assets.
Stock-Based Incentive Programs
IDMS employees participate in Intuit share-based employee compensation plans. These share-based employee compensation plans are described in Note 9. Prior to August 1, 2005, Intuit accounted for these share-based employee compensation plans under the measurement and recognition provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by SFAS 123, Accounting for Stock-Based Compensation. Accordingly, IDMS recorded no share-based employee compensation expense for options granted under the Intuit 2005 Plan or its predecessor plans during the year ended July 31, 2005 as all options granted under those plans had exercise prices equal to the fair market value of its common stock on the date of grant. IDMS also recorded no compensation expense in that period in connection with the Intuit ESPP, as the purchase price of the stock was not less than 85% of the lower of the fair market value of its common stock at the beginning of each offering period or at the end of each purchase period. In accordance with SFAS 123 and SFAS 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in Note 9, pro forma net loss disclosures are provided for the year ended July 31, 2005, as if IDMS had applied the fair-value-based method in measuring compensation expense for its participation in Intuit’s share-based compensation plans.

Effective August 1, 2005, Intuit adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment, using the modified prospective transition method. Under that transition method, compensation expense that was recognized for the year ended July 31, 2006, included: (a) period compensation expense for all share-based payments granted prior to, but not yet vested as of, August 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, adjusted for forfeitures, and (b) period compensation expense for all share-based payments granted on or after August 1, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). For options granted before August 1, 2005, IDMS amortizes the fair value on an accelerated basis. This is the same basis on which IDMS amortized options granted before August 1, 2005, for its pro forma disclosures under SFAS 123. For options granted on or after August 1, 2005, IDMS amortizes the fair value on a straight-line basis. All options are amortized over the requisite service period of the awards, which are generally the vesting periods. IDMS has elected to use the modified prospective transition method and, accordingly, has not restated results for prior periods.
The share-based employee compensation recorded relates to Intuit option grants and Intuit ESPP purchases for IDMS employees.
Concentration of Credit Risk and Significant Customers and Suppliers
IDMS operates in markets that are highly competitive and rapidly changing. Significant technological changes, shifting customer requirements, the emergence of competitive products or services with new capabilities, and other factors could negatively impact its operating results.
IDMS sells a significant portion of its products directly to end-user customers. No customer accounted for 10% or more of total net revenue for the fiscal years ended July 31, 2006 or 2005. At July 31, 2006 and 2005, no customer accounted for 10% or more of gross accounts receivable.
IDMS faces certain risks related to the collectibility of its accounts receivable. To appropriately manage this risk, IDMS performs evaluations of customer credit as it deems appropriate and limits the amount of credit extended accordingly, but generally does not require collateral. IDMS maintains reserves for estimated credit losses, and these losses have historically been within its expectations. However, since IDMS cannot necessarily predict future changes in the financial stability of its customers, IDMS cannot guarantee that its reserves will continue to be adequate.
Recent Accounting Pronouncements
FIN 48, Accounting for Uncertainty in Income Taxes
In June 2006, the Financial Accounting Principles Board (FASB) issued Financial Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The requirements of FIN 48 are effective for the fiscal year beginning August 1, 2007. IDMS is in the process of evaluating this guidance and therefore has not yet determined the impact that the adoption of FIN 48 will have on its financial position, results of operations, or cash lows.

SFAS 157, Fair Value Measurements
In September 2006, the FASB issued SFAS 157, Fair Value Measurements. SFAS 157 provides enhanced guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for expanded information about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair-value measurements on earnings. SFAS 157 applies whenever other standards require or permit assets or liabilities to be measured at fair value. This standard does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. IDMS is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS 157 will have on its financial position, results of operations, or cash flows.
SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities
In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. The standard’s objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings. It also requires companies to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet. The new standard does not eliminate disclosure requirements included in other accounting standards, including requirements for disclosures about fair value measurements included in SFAS 157, Fair Value Measurements, and SFAS 107, Disclosures about Fair Value of Financial Instruments. SFAS 159 is effective as of the start of fiscal years beginning after November 15, 2007. Early adoption is permitted. IDMS is in the process of evaluating this standard and therefore has not yet determined the impact that the adoption of SFAS 159 will have on IDMS’ financial position, results of operations, or cash flows.
2. Property and Equipment
Property and equipment consisted of the following at the dates indicated:

	Years Ended July 31
	2006	2005
	(In Thousands)
Equipment	$1,568	$1,651
Leasehold improvements	1,435	1,435
Furniture and fixtures	478	478
Capital in progress	565	322
Computer software	14	14

	4,060	3,900
Less accumulated depreciation and amortization	(3,087)	(2,546)

Total property and equipment, net	$973	$1,354

3. Goodwill and Purchased Intangible Assets
As discussed in Note 1, “Goodwill, Purchased Intangible Assets, and Other Long-Lived Assets”, goodwill is not amortized but is subject to annual impairment tests. The carrying value of goodwill was $41.8 million at July 31, 2006 and 2005, respectively.

Purchased intangible assets consisted of the following at the dates indicated:

	Estimated Life	July 31,
	in Years	2006	2005
		(In Thousands)
Customer lists	7	$24,035	$24,035
Less accumulated amortization		(13,734)	(10,300)

		10,301	13,735

Purchased technology	7	7,815	7,815
Less accumulated amortization		(4,466)	(3,350)

		3,349	4,465

Trade names and logos	7	2,977	2,977
Less accumulated amortization		(1,701)	(1,276)

		1,276	1,701

Purchased intangible assets	7	34,827	34,827
Accumulated amortization		(19,901)	(14,926)

Purchased intangible assets, net		$14,926	$19,901

Amortization of purchased technology assets is charged to cost of revenue. Amortization of customer lists and trade names and logos is charged to selling and marketing expense. If impairment events occur, they could accelerate the timing of purchased intangible asset charges. At July 31, 2006, the expected amortization of purchased intangible assets by fiscal year is shown in the following table.

Fiscal year ending July 31	(In Thousands)
2007	$4,975
2008	4,975
2009	4,976

Total expected future amortization expense	$14,926

4. Acquisition of Eclipse, Inc. Assets by Intuit Inc.
In July 2002 Intuit acquired substantially all of the assets of Eclipse for approximately $88.3 million in cash. Approximately $24.0 million of the purchase price was allocated to customer lists, $7.8 million to purchased technology, and $3.0 million to trade names and logos. The excess purchase price of $41.8 million was recorded as goodwill. The customer lists, purchased technology, and trade names and logos are being amortized over seven years.
5. Transactions with Intuit Inc.
Intuit operates IDMS as a business unit and provides all cash collection, cash disbursement, and payroll services on behalf of IDMS. Intuit also provides treasury and tax services on behalf of IDMS. All cash accounts and related activities from the operation of the business are processed through Intuit functions, and any cash funding needs of the business are contributed from Intuit. The resulting net balance owing to Intuit has been combined with retained deficit and presented as “Accumulated deficit, less net contributions from related party – Intuit Inc.”
6. Income Taxes
The calculations of IDMS’ income taxes have been prepared on a stand-alone, separate-company basis and represent what the estimated taxes would have been on that basis during the periods presented. These calculations do not present what IDMS’ future income taxes will be, nor do they present tax strategies that IDMS would have followed or will follow on an as-if stand-alone entity basis. As a result of the historical stand-alone losses, IDMS does not have a current U.S. federal, foreign, or state tax provision. Since there is no tax-sharing agreement with Intuit, IDMS did not record a current tax benefit on these stand-alone losses. Any net operating loss carry-forwards or credits would have been utilized on Intuit’s U.S. tax filings. Accordingly, no U.S., foreign, or state deferred tax assets or liabilities have been established on a stand-alone entity basis.

Tax savings from deductions associated with the participation of IDMS employees in Intuit’s various stock-based plans would have been utilized on Intuit’s tax filings and are not reflected in the IDMS financial statements.
7. Operating Leases
IDMS leases office facilities under various operating lease agreements. The leases provide for annual rent increases and contain renewal options. Annual minimum commitments under the leases are shown in the table below.

Operating
Lease
Commitments
Fiscal year ending July 31	(In Thousands)
2007	$859
2008	411
2009	63
2010	67
Thereafter	95

$1,495

Rent expense totaled $1.0 million and $0.9 million in fiscal years 2006 and 2005, respectively.
8. Geographic Reporting
For purposes of geographic reporting, revenues are allocated to the country where product sales originate. During the fiscal years ended July 31, 2006 and 2005, net revenue generated from outside the United States, the principal country of domicile, was less than 5% of total net revenue.
9. Share-Based Incentive Programs
Description of Intuit Stock Plans
Under the Intuit 2005 Equity Incentive Plan, Intuit is permitted to grant incentive and nonqualified stock options, restricted stock awards, restricted stock units, and stock bonus awards to IDMS’ employees and consultants. All options granted under the 2005 Plan through July 31, 2006, have exercise prices equal to the fair market value of Intuit stock on the date of grant. Options granted under the 2005 Plan typically vest over three years based on continued service and have a seven-year term. Outstanding awards that were originally granted under several of Intuit’s predecessor plans also remain in effect in accordance with their terms. In addition, IDMS employees participate in Intuit’s ESPP.
Description of Intuit Employee Stock Purchase Plan
The Intuit ESPP allows eligible IDMS employees to make payroll deductions to purchase Intuit stock on regularly scheduled purchase dates at a discount. The Intuit ESPP has been amended several times since its adoption. The purchase price for shares purchased under the ESPP is 85% of the lower of the closing price for Intuit common stock on the first day or last day of the offering period in which the employee is participating.

Impact of the Adoption of SFAS 123(R)
See Note 1 for a description of the adoption of SFAS 123(R), Share-Based Payment, on August 1, 2005. The following table summarizes the share-based compensation expense for stock options and purchases under the Intuit ESPP that was recorded in accordance with SFAS 123(R) for the year ended July 31, 2006:

Year Ended
July 31, 2006
(In Thousands)
Cost of product revenue	$—
Cost of service revenue	321
Selling and marketing	234
Research and development	413
General and administrative	53

Increase in operating loss	$1,021

Determining Fair Value
Valuation and Amortization Method. IDMS estimates the fair value of Intuit stock options granted using the Black-Scholes option valuation model and a multiple option award approach. For Intuit options granted before August 1, 2005, IDMS amortizes the fair value on an accelerated basis. For Intuit options granted on or after August 1, 2005, IDMS amortizes the fair value on a straight-line basis. All Intuit options are amortized over the requisite service periods of the awards, which are generally the vesting periods.
Expected Term. The expected term of Intuit options granted represents the period of time that they are expected to be outstanding. IDMS estimates the expected term of Intuit options granted based on the history of grants and exercises in its option database. IDMS has examined its historical pattern of option exercises in an effort to determine if there were any discernable patterns of activity based on certain demographic characteristics. Demographic characteristics tested included age, salary level, job level, and geographic location. IDMS has determined that there were no meaningful differences in option exercise activity based on the demographic characteristics tested.
Expected Volatility. IDMS estimates the volatility of Intuit’s common stock at the date of grant based on the implied volatility of two-year publicly traded options on Intuit’s common stock, consistent with SFAS 123(R) and Securities and Exchange Commission Staff Accounting Bulletin No. 107. IDMS’ decision to use implied volatility was based upon the availability of actively traded options on Intuit’s common stock and IDMS’ assessment that implied volatility is more representative of future stock price trends than historical volatility.
Risk-Free Interest Rate. IDMS bases the risk-free interest rate that it uses in the Black-Scholes option valuation model on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms.
Dividends. Intuit has never paid any cash dividends on Intuit common stock and does not anticipate paying any cash dividends in the foreseeable future. Consequently, IDMS uses an expected dividend yield of zero in the Black-Scholes option valuation model.
Forfeitures. IDMS uses historical data to estimate pre-vesting option forfeitures. As required by SFAS 123(R), IDMS records share-based compensation expense only for those awards that are expected to vest.

IDMS used the following assumptions to estimate the fair value of Intuit options granted and shares purchased under the Intuit ESPP for the 12 months ended July 31, 2006 and 2005:

	Stock Options		Employee Stock Purchase Plan
	Years Ended July 31,		Years Ended July 31,
	2006	2005	2006	2005
Average expected term (years)	2.78	2.98	0.27	1.00
Expected volatility (range)	22%-28%	23%-42%	22%-28%	24%-29%
Weighted-average expected volatility	25%	36%	25%	27%
Risk-free interest rate (range)	3.70%-5.14%	2.09%-4.01%	3.14%-4.77%	1.79%-3.39%
Expected dividend yield	0%	0%	0%	0%
Stock Option Activity and Share-Based Compensation Expense
A summary of IDMS stock option activity under all Intuit share-based compensation plans was as follows for the periods indicated:

			Weighted-
			Average
			Exercise
	Number	Exercise Price	Price
Intuit Options	of Shares	Per Share	Per Share

Outstanding at July 31, 2004:	569,482	$18.51-27.12	$21.27
Options transferred to and (from) IDMS, (1) net	(52,012)	18.72-27.12	21.49
Granted	228,900	18.85-24.05	22.50
Exercised	(72,196)	19.04-22.07	21.53

Outstanding at July 31, 2005:	674,174	18.51-27.12	21.50
Options transferred to and (from) IDMS, (2) net	(111,069)	18.72-25.20	20.70
Granted	151,860	21.71-31.29	29.50
Exercised	(228,019)	18.51-27.12	21.17
Cancelled or expired and returned to pool, net of options from expired plans	(69,873)	18.51-25.35	22.69

Outstanding at July 31, 2006	417,073	$18.51-31.29	$24.65

(1)	In the year ended July 31, 2005, options to purchase 61,780 shares were transferred to IDMS in connections with the transfer of certain Intuit employees to IDMS, and options to purchase 113,792 shares were transferred from IDMS in connection with the transfer of certain IDMS employees to Intuit.

(2)	In the year ended July 31, 2006, options to purchase 3,931 shares were transferred to IDMS in connections with the transfer of certain Intuit employees to IDMS, and options to purchase 115,000 shares were transferred from IDMS in connection with the transfer of certain IDMS employees to Intuit.
The weighted-average fair value of Intuit options granted during the years ended July 31, 2006 and 2005, as $7.06 and $5.39, respectively.

Options outstanding and exercisable at July 31, 2006, were as follows:

	Intuit Options Outstanding			Intuit Options Exercisable
		Weighted-
		Average			Weighted-
		Remaining	Weighted-		Average
		Contractual	Average		Exercise
Exercise Price	Number	Life (Years)	Exercise Price	Number	Price

$ 18.51–18.51	90	3.67	$18.51	90	$18.51
18.72-18.72	56,194	5.00	18.72	26,069	18.72
18.85-21.14	43,302	4.31	20.70	34,689	20.87
21.40-21.55	601	5.06	21.44	392	21.44
21.68-21.68	53,322	2.99	21.68	53,322	21.68
21.71-23.71	16,032	4.74	22.73	9,591	23.01
24.00-24.00	111,600	5.99	24.00	38,676	24.00
24.08-27.96	25,472	5.47	26.19	9,831	25.69
28.65-28.65	1,500	6.95	28.65	—	0.00
31.29-31.29	108,960	6.98	31.29	—	0.00

18.51-31.29	417,073	5.48	24.65	172,660	21.89

IDMS defines in-the-money options at July 31, 2006, as options that had exercise prices lower than the $30.87 market price of Intuit’s stock at that date. The aggregate intrinsic value of Intuit’s options outstanding at July 31, 2006, is calculated as the difference between the exercise price of the underlying options and the market price of Intuit’s common stock for the 308,113 shares that were in-the-money at that date. There were 172,660 in-the-money options exercisable at July 31, 2006. The total intrinsic value of options exercised during the year ended July 31, 2006, was $1.27 million, determined as of the date of exercise.
IDMS recorded $1.02 million in share-based compensation expense for stock options and purchases under Intuit ESPP for the year ended July 31, 2006. There was no tax benefit recognized related to this share-based compensation expense on a stand-alone basis. See Note 6, “Income Taxes,” for further discussion. As of July 31, 2006, there was $1.5 million of total unrecognized compensation cost related to non-vested, share-based compensation arrangements granted under all equity compensation plans. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures. IDMS expects to recognize that cost over a weighted-average period of 2.3 years.
Comparable Disclosures
Prior to August 1, 2005, IDMS accounted for share-based employee compensation under the provisions of APB Opinion No. 25. Accordingly, IDMS recorded no share-based compensation expense for stock options or Intuit’s ESPP for the year ended July 31, 2005. The following table illustrates the effect on IDMS’ net loss for the year ended July 31, 2005, as if it had applied the fair-value recognition provisions of SFAS 123 to share-based compensation using the Black-Scholes valuation model:

Year Ended
July 31, 2005
(In Thousands)
Net loss, as reported (1)	$(16,489)
Add: Share-based employee compensation expense included in reported net loss	—
Deduct: Total share-based employee compensation expense determined under fair value method for all awards (2)	(1,406)

Net loss, including share-based employee compensation	$(17,895)

(1)	Net loss for periods prior to fiscal 2006 did not include share-based compensation expense for Intuit stock option and the Intuit ESPP because IDMS did not adopt the recognition provisions of SFAS 123.

(2)	Share-based compensation expense for period periods prior to fiscal 2006 is calculated based on the pro application of SFAS 123.
10. Benefit Plans
401(k) Plan
IDMS employees are eligible to participate in the Intuit 401(k) Plan. IDMS employees who participate in the Intuit 401(k) Plan may contribute up to 20% of pre-tax salary to the plan, subject to limitations imposed by the Internal Revenue Code. The plan allows Intuit to make matching contributions. Beginning April 1, 2005, Intuit changed the matching formula to match employee contributions to the greater of (a) $0.75 per dollar contributed by the employee, up to a maximum matching contribution of $3,000; or (b) 75% of the first 6% of employee contributions, subject to IRS limitations. Fifty percent of matching contributions vest after two years of service by the employee and 100% of matching contributions vest after three years of service. However, employees who were in service on April 1, 2005 will receive vesting of 25% of matching contributions after one year of service. Matching contributions were $0.83 million and $0.56 million in fiscal 2006 and 2005, respectively. Participating employees who are age 50 or older may also make catch-up contributions. These contributions are not matched.
11. Contingencies
Warranties and Indemnification
IDMS generally provides a warranty for its software products and services to its customers and accounts for its warranties under SFAS 5, Accounting for Contingencies. IDMS warrants that the media on which its products and services are delivered will be free of defects in material and workmanship. In the event there is a failure of such warranties, IDMS generally is obligated to repair or to replace the product and services to conform to the warranty provision. IDMS has not provided for a warranty accrual as of July 31, 2006 and 2005. To date, IDMS’ product warranty expense has not been significant.
IDMS generally agrees to indemnify its customers against legal claims that IDMS’ software products infringe upon certain third-party intellectual property rights and accounts for its indemnification obligations under SFAS 5. In the event of such a claim, IDMS is generally obligated to defend its customer against the claim and to either settle the claim at IDMS’ expense or pay damages that the customer is legally required to pay to the third-party claimant. To date, IDMS has not been required to make any payment resulting from infringement claims asserted against its customers. As such, IDMS has not recorded a liability for infringement costs as of July 31, 2006 and 2005.
IDMS is subject to certain legal proceedings, as well as demands, claims, and threatened litigation that arise in the normal course of its business. IDMS currently believes that the ultimate amount of liability, if any, or any claims of any type (either alone or combined) will not materially affect its financial position, results of operations, or cash flows.